                            GRANITE FINANCIAL, INC.
                          16100 TABLE MOUNTAIN PARKWAY
                                    SUITE A
                            GOLDEN, COLORADO  80403

                                PROXY STATEMENT

                         RELATING TO THE ANNUAL MEETING
                  OF SHAREHOLDERS TO BE HELD DECEMBER 17, 1997

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [    ]
[   ]   Preliminary Proxy Statement
[   ]   Confidential, for use of the Commission only (as permitted by Rule
        14a-6(e)(2)).
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                           GRANITE FINANCIAL, INC.
               (Name of Registrant as Specified in Its Charter)

     -------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[   ]   Fee paid previously with preliminary materials.
[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

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         2) Form, Schedule or Registration Statement No.:

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         4) Date Filed:

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
                            GRANITE FINANCIAL, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 17, 1997


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Granite Financial, Inc. will be held at the Company's offices at 16100 Table Mountain Parkway, Suite A, Golden Colorado 80403 on Wednesday, December 17, 1997, at 9:00 a.m., Mountain Time, and thereafter as it may from time to time be adjourned, for the following purposes:

         1. To elect five directors to hold office for the term set forth in the accompanying Proxy Statement and until their successors shall have been duly elected and qualified;

         2. To approve an amendment to the Company's 1996 Omnibus Stock Option Plan to permit the issuance of an additional 450,000 shares of Common Stock pursuant to the Plan;

         3. To ratify the appointment of Ehrhardt Keefe Steiner & Hottman P.C. as independent auditors; and

         4. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on October 22, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof. All shareholders are cordially invited to attend the meeting, but only shareholders on such date will be permitted to vote at this meeting.

                                             By Order of the Board of Directors,



October 24, 1997                               /s/ William W. Wehner
                                             -----------------------------------
                                             William W. Wehner,
                                             Chairman of the Board


                                   IMPORTANT

PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

                           GRANITE FINANCIAL, INC.
                        16100 TABLE MOUNTAIN PARKWAY
                      SUITE A, GOLDEN, COLORADO  80403
                               (303) 216-3500



                               PROXY STATEMENT

                       RELATING TO THE ANNUAL MEETING
                OF SHAREHOLDERS TO BE HELD DECEMBER 17, 1997

GENERAL

         The enclosed proxy is solicited by the Board of Directors of Granite Financial, Inc. (hereinafter referred to as the "Company") for use at the Annual Meeting of Shareholders to be held at the Company's principal offices located at 16100 Table Mountain Parkway, Suite A, Golden, Colorado at 9:00 a.m., Mountain Time, on Wednesday, December 17, 1997, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy will be mailed to shareholders on or about October 28, 1997. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by notifying the Secretary of the Company.

         The record date with respect to this solicitation is October 22, 1997. All holders of record of Common Stock of the Company as of the close of business on that date are entitled to vote at the meeting. As of that date, the Company had 6,140,000 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If a quorum exists, action on any matter other than the election of directors will be approved by the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote. Directors will be elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in the election. Abstentions and broker non-votes are not counted in the calculation of the vote.

         A proxy may be revoked by the shareholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. The cost of this solicitation will be borne by the Company. Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation. Proxies may be solicited personally or by mail, facsimile, telephone or telegraph.

         As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

                          I.  ELECTION OF DIRECTORS

         The five nominees for election as directors are identified below. All nominees are now members of the Board of Directors. The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the Board of Directors may designate another nominee or may reduce the number of directors to eliminate the vacancy. If the Board of Directors designates another nominee, the shares represented by all valid proxies will be voted for the election of such other person.

         The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships and age as of the date of this Proxy Statement.

                                                             Capacities in                     Director
            Name                         Age                 Which Served                       Since
----------------------------             ---          ----------------------------             ---------
William W. Wehner                        56           Chairman of the Board and                   1996
                                                      Chief Executive Officer
James E. Lewis                           48           Director                                    1996
Laurence A. Schiffer                     58           Director                                    1996
Andrew S. Love, Jr.                      54           Director                                    1996
Samuel R. Freeman                        68           Director                                    1997
----------------------------

         WILLIAM W. WEHNER has been the Chairman of the Board of the Company since its formation in June 1996. Mr. Wehner co-founded and was the managing member of Granite Financial, LLC, the Company's predecessor, from 1995 to 1996. From 1989 through 1994, Mr. Wehner served in several capacities with the Concord group of companies. In 1990, Mr. Wehner formed and was the senior executive officer of First Concord Acceptance Corporation, an equipment leasing company and an affiliate of the Concord group of companies. From 1984 through 1989, Mr. Wehner was the President of First Centennial Leasing Corporation, a joint venture with The Hathaway Company which specialized in leasing high technology and office equipment products. Mr. Wehner was President and Chief Executive Officer of Colorado National Leasing, Inc. from 1972 through 1984. Mr. Wehner is a Certified Lease Professional and is a member of the Equipment Leasing Association ("ELA") and the United Association of Equipment Lessors ("UAEL"). Mr. Wehner is the father of William W. ("Skip") Wehner, an executive officer of the Company.

         JAMES E. LEWIS has been a director of the Company since its formation in June 1996, and was a member of the managing board of Granite Financial, LLC, the Company's predecessor, from its inception to October 1996. Since 1991, Mr. Lewis has been the Chairman of the Board and President of the JELTEX group of companies, a group of firms engaged in vegetable farming, fresh produce distribution and vegetable canning. From 1991 to 1993, Mr. Lewis was a consultant to the Concord group of companies. From 1986 to 1991, Mr. Lewis was Vice Chairman and Executive Director of the Concord group of companies. Mr. Lewis is a certified public accountant and is a member of the American Institute of CPAs and the Colorado Society of CPAs.

         LAURENCE A. SCHIFFER has been a director of the Company since its formation in June 1996, and was a member of the managing board of Granite Financial, LLC, the Company's predecessor, from January 1996 until October 1996. Mr. Schiffer is the Chairman of the Board of Heartland Bank, a wholly-owned subsidiary of Love Savings Holding Company. Mr. Schiffer is President of Love Savings Holding Company and has been a member of its Board of Directors since 1985. He currently is the Chairman of the Board of Love Funding Corporation. Mr. Schiffer is also Chairman of the Board of Heartland Leasing Corporation of Missouri, a wholly-owned subsidiary of Heartland Bank. Mr. Schiffer has served as President of Love Investment Company and Love Real Estate Company since 1971.

         ANDREW S. LOVE, JR. has been a director of the Company since its formation in June 1996, and was a member of the managing board of Granite Financial, LLC, the Company's predecessor, from January 1996 until October 1996. Mr. Love is the Chairman of the Board of Love Savings Holding Company. Mr. Love is also Chairman of the Finance Committee of Heartland Bank, where he has been a director since 1985. Mr. Love has been a member of the Board of Directors of Heartland Leasing Corporation of Missouri since its formation in December 1995. Mr. Love engaged in the private practice of law and was a partner of Bryan Cave, St. Louis, Missouri, from 1969 to 1992. Mr. Love is also the Chairman of the Board of Love Investment Company and Love Real Estate Company. Mr. Love currently serves as a trustee of the Missouri Investment Trust, and has been a director and secretary of Love Funding Corporation since 1984.

         SAMUEL R. FREEMAN has been a director of the Company since May 1997. Mr. Freeman has been an associate of the JELTEX group of companies since December 1996. From 1994 to 1996, he served as Chairman of the Denver Research Institute of the University of Denver. Mr. Freeman was a consultant to the Southern Pacific Railroad Company from 1993 to 1996 and to the Concord group of companies from 1989 to 1991 and from 1992 to 1993. From 1991 to 1992, Mr. Freeman served as Chairman of the Board and President of Belcaro Bank. From 1973 to 1989, he was Vice President and General Counsel of Rio Grande Industries and the Denver Rio Grande Railroad. Mr. Freeman engaged in the private practice of law from 1959 to 1973, and is a former Assistant Attorney General in Colorado. He currently serves as an arbitrator with the American Arbitration Association and the National Association of Securities Dealers, Inc.

         On February 23, 1995, Oren L. Benton and certain affiliates of Mr. Benton which constitute a portion of the Concord group of companies filed for protection under Chapter 11 of the United States Bankruptcy Code. The officers and directors of the Company who had various affiliations with the Concord group of companies, as described above, were not officers or directors of the Concord group of companies at or within two years of the time of such bankruptcy filings.


EXECUTIVE OFFICERS

         The following information concerning the Company's executive officers includes their prior employment, positions with the Company and age as of the date of this Proxy Statement.

         LARRY K. WHITE, age 43, has been the President and Chief Operating Officer of the Company since May 1997. From August 1995 to May 1997, Mr. White was Senior Vice President of Operations and Chief Operating Officer of Rockford Industries, Inc., a publicly-held specialty finance company. From June 1985 to August 1995, he held a number of management positions with Tokai Financial Services, Inc., an equipment leasing company.

         WILLIAM S. COBB, age 41, has been the Senior Vice President of Corporate Development of the Company since April 1997 and Chief Financial Officer since June 1997. Mr. Cobb also served as the Chief Financial Officer of the Company from June 1996 to April 1997, and was the chief financial manager of Granite Financial, LLC from February 1995 to October 1996. He was also a director of the Company from September 1996 to April 1997. Mr. Cobb served as the Chief Financial Officer of the JELTEX group of companies from 1995 to September 1996. From 1994 to 1995, Mr. Cobb was acting Chief Financial Officer of Ramtron International Corporation. From 1988 through 1993, Mr. Cobb was Vice President of Finance for the Concord group of companies. From 1983 to 1988, Mr. Cobb was a commercial lending officer for Bank of the Southwest and MBank.

         KELLY G. LONG, age 33, has been Senior Vice President since June 1996 and Chief Marketing Officer of the Company since April 1997. He was a marketing director for Granite Financial, LLC from February 1995 to June 1996. From 1991 until 1995, Mr. Long was marketing director for First Concord Acceptance Corporation. From 1987 through 1991, Mr. Long was a sales director for Business Credit Leasing.

         WILLIAM W. ("SKIP") WEHNER, age 29, has been Senior Vice President and Senior Operations Officer of the Company since April 1997. He was Vice President of Marketing from June 1996 to April 1997, and was marketing director for Granite Financial, LLC from February 1995 to June 1996. From 1992 through February 1995, Mr. Wehner was a marketing representative for First Concord Acceptance Corporation. William W. Wehner, the Chief Executive Officer, is his father.

         MARK A. MIYASAKI, age 33, has been Vice President and Chief Accounting Officer of the Company since April 1997 and served as the Company's chief accountant from April 1996 to April 1997. From April 1992 to April 1996, Mr. Miyasaki was a Second Vice President of Corporate Planning for Life Partners Group, a publicly-held life insurance company. From September 1986 to April 1992, he was employed by Gelfond Hochstadt Pangburn Stark & Co. (formerly Laventhol & Horwath). Mr. Miyasaki is a certified public accountant and is a member of the American Institute of CPAs, the Colorado State Board of Accountancy and the Colorado Society of CPAs.


COMMON STOCK OWNERSHIP

         The table on the following page sets forth certain information regarding beneficial ownership of Common Stock as of the date of this proxy statement by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or nominee, and (iii) all executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. Unless otherwise indicated, the address of each person listed is 16100 Table Mountain Parkway, Suite A, Golden, Colorado 80403.

                                                                                     SHAREHOLDINGS ON
                                                                                     OCTOBER 24, 1997
                                                                             -------------------------------
                                                                              NUMBER OF          PERCENT OF
     NAME AND ADDRESS                                                           SHARES             CLASS
-------------------------------                                              ------------      -------------
William W. Wehner(1)  . . . . . . . . . . . . . . . . . . . . . . . . .         545,000              8.7%
Larry K. White  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             500              *
William S. Cobb(2)  . . . . . . . . . . . . . . . . . . . . . . . . . .          23,000              *
William W. ("Skip") Wehner(3) . . . . . . . . . . . . . . . . . . . . .           5,630              *
Kelly G. Long(3)  . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,000              *
Mark A. Miyasaki(4) . . . . . . . . . . . . . . . . . . . . . . . . . .           4,900              *
James E. Lewis(5) . . . . . . . . . . . . . . . . . . . . . . . . . . .         765,000             12.4%
Heartland Leasing Corporation of Missouri . . . . . . . . . . . . . . .       1,050,000             17.1%
  212 South Central Avenue
  St. Louis, Missouri 63105
Laurence A. Schiffer(6)(7)  . . . . . . . . . . . . . . . . . . . . . .       1,080,000             17.5%
  212 South Central Avenue
  St. Louis, Missouri  63105
Andrew S. Love, Jr.(6)(7) . . . . . . . . . . . . . . . . . . . . . . .       1,080,000             17.5%
  212 South Central Avenue
  St. Louis, Missouri  63105
Samuel R. Freeman(8)  . . . . . . . . . . . . . . . . . . . . . . . . .          22,000              *
Kramer Spellman, L.P. . . . . . . . . . . . . . . . . . . . . . . . . .         550,500              9.0%
  2050 Center Avenue
  Fort Lee, New Jersey  07024
All Directors and Officers
 as a Group (10 persons)(9) . . . . . . . . . . . . . . . . . . . . . .       2,480,530             38.6%
-----------------------

*Less than 1.0%

(1) Includes 140,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.
(2) Includes 20,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.
(3) Includes 4,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.
(4) Includes 3,900 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.
(5) Includes 45,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.
(6) Includes shares owned of record by Heartland Leasing Corporation of Missouri, a wholly-owned subsidiary of Heartland Bank. Mr. Schiffer is Chairman of the Board of Heartland Leasing Corporation of Missouri and Heartland Bank. Mr. Love is a director of Heartland Leasing Corporation of Missouri and a director of Heartland Bank. Heartland Bank is wholly-owned by Love Savings Holding Company, of which Mr. Love is Chairman of the Board and a principal shareholder.
(7) Includes 30,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.
(8) Includes 10,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.
(9) Includes 286,900 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

EXECUTIVE COMPENSATION AND OTHER MATTERS

    Summary Compensation Table. The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the two fiscal years ended June 30, 1997 and 1996 of the Company's Chief Executive Officer (the "Named Officer"). No other officer of the Company received total annual salary and bonus in excess of $100,000 during the year ended June 30, 1997.



                                                                   LONG TERM COMPENSATION
                                                                   ----------------------
                                                                          AWARDS
                                          ANNUAL COMPENSATION          ------------
                                 FISCAL   -------------------      SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY($)    BONUS($)       OPTIONS/SARS(#)       COMPENSATION($)
---------------------------      ------   ---------    --------       ---------------       ---------------
William W. Wehner,               1997     $256,000          --            50,000             $15,700(1)
 Chairman of the Board and       1996      196,000          --            90,000              10,037(1)
 Chief Executive Officer

-------------------

(1) Such amount consists of an automobile allowance, club dues and associated expenses.

     Option Grants Table. The following table sets forth information on grants of stock options during the fiscal year ended June 30, 1997 to the Named Officer.

                      NUMBER OF SECURITIES          PERCENT OF TOTAL          EXERCISE OR
                       UNDERLYING OPTIONS/       OPTIONS/SARS GRANTED TO       BASE PRICE       EXPIRATION
     NAME                  SARS GRANTED         EMPLOYEES IN FISCAL YEAR       ($/SHARE)           DATE
---------------         ------------------      ------------------------      -----------       ----------
William W. Wehner           50,000(1)                    43.5%                  $ 10.45         April 25, 2007

---------------

(1) Incentive options granted pursuant to the Company's Option Plan at 110% of fair market value at the date of grant and exercisable at the time of grant.

         Fiscal Year-End Options/Option Values Table.

                                            NUMBER OF SECURITIES UNDER-            VALUE OF UNEXERCISED IN-
                                             LYING UNEXERCISED OPTIONS             THE-MONEY OPTIONS AT
                                            OPTIONS AT FISCAL YEAR-END(#)          FISCAL YEAR-END($)(1)
                                           -----------------------------         ----------------------------
        NAME                                EXERCISABLE   UNEXERCISABLE          EXERCISABLE    UNEXERCISABLE
--------------------                        -----------   -------------          -----------    -------------
William W. Wehner                             140,000              -0-           $ 198,000           -0-

--------------------

(1) The dollar values are calculated by determining the difference between the exercise price of the options and the closing sale price for the Common Stock of $8.75 on June 30, 1997, the last trading day of the fiscal year. The Named Officer did not exercise any options in the fiscal year ended June 30, 1997.

COMPENSATION OF DIRECTORS

        No employee of the Company receives any additional compensation for his services as a director. Non-employee directors each receive an annual retainer of $10,000 per year payable monthly, $1,000 per meeting attended, $500 per committee meeting attended and options to purchase 10,000 shares of Common Stock. The Board of Directors has also authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors and the committees thereof. The Board of Directors may consider alternative director compensation arrangements from time to time.

EMPLOYMENT CONTRACTS

        Effective April 1, 1997, the Company entered into a three-year employment agreement with William W. Wehner. The agreement provides for, among other things: (a) a base salary of $250,000 per year, subject to increases at the discretion of the Board of Directors; (b) a discretionary annual bonus based upon the Company's performance, as measured by goals and objectives established annually by the Board of Directors; (c) payment to Mr. Wehner of his base salary (reduced by the amount received by him from state disability insurance or workers' compensation or other similar insurance through policies provided by the Company) for a period of 12 months and payment of $10,000 per month for 12 months thereafter if he becomes disabled so that he is unable to perform his duties; (d) four weeks annual vacation; (e) reimbursement of life insurance premiums in an amount up to $10,000 per year; (f) an automobile allowance in the amount of $10,000 per year; and (g) reimbursement for ordinary and necessary expenses incurred by Mr. Wehner in connection with his employment. The agreement further provides that Mr. Wehner will not, directly or indirectly, compete with the Company in the equipment lease financing business for a period of one year following the termination of the agreement within 75 miles of the Company's offices or the offices of the Company's independent lease originators. The agreement may be terminated by the Company only with cause. Mr. Wehner may terminate the agreement with or without cause. Upon termination of the agreement by Mr. Wehner for cause, and after failure by the Company to remedy any noncompliance, Mr. Wehner shall be entitled to receive his base salary and benefits during the remaining term of the agreement. The agreement further provides that in the event Mr. Wehner's employment is terminated following a change in control of the Company, Mr. Wehner will be entitled to receive severance compensation in an amount equal to
2.9 times his compensation during the 12 months immediately preceding the change in control.

        Effective April 28, 1997, the Company entered into an employment agreement with Larry K. White. The agreement provides for, among other things:
(a) a base salary of $120,000 per year, subject to annual increases at the discretion of the Board of Directors; (b) annual bonuses at the discretion of the Board of Directors and guaranteed bonuses of $5,000 and $30,000 on June 30, 1997 and 1998, respectively; (c) four weeks annual vacation; (d) the grant of an incentive stock option to purchase 10,000 shares of Common Stock at a price of $9.50 per share in accordance with an annual vesting schedule; and (e) a term expiring on June 30, 1998, subject to extension by the Company for an additional one-year period. The agreement further provides that the employee will not engage in certain competitive activities commencing as of the date of the agreement and continuing for one year following the date on which the employee ceases to be employed by the Company.

OTHER COMPENSATION

        Effective September 1, 1997, the Company adopted a defined contribution savings plan (the "401(k) Plan") to provide retirement income to employees of the Company. The 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers all employees who were employed by the Company on the effective date of the 401(k) Plan and all employees hired after such effective date who are at least age 18 and have been employed one year. It is funded by voluntary pre-tax contributions from employees up to a maximum amount equal to 15% of annual compensation. The Company has the option to make contributions in an amount determined by the Company, subject to certain limitations imposed by law. Upon leaving the Company, each participant is 100% vested with respect to both the participant's contributions and the Company's contributions. Contributions are invested as directed by the participant in investment funds available under the 401(k) Plan. Full retirement benefits are payable to each participant in a single cash payment or an actuarial equivalent form of annuity on the first day of the month following the participant's retirement.

        The Company currently has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees other than the 401(k) Plan, but the Board of Directors may recommend one or more such programs for adoption in the future.

COMMITTEES OF THE BOARD

        The Board of Directors has established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are James E. Lewis, Laurence A. Schiffer and Samuel R. Freeman, all of whom are non-management directors. This Committee reviews and makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary and bonuses of each of the executive officers of the Company, and reviews and approves compensation and benefit plans of the Company.

        The members of the Audit Committee are William W. Wehner, James E. Lewis and Andrew S. Love, Jr. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors, and to review with the accounting staff and independent auditors any questions raised with respect to accounting, auditing policy and procedure. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

BOARD AND COMMITTEE ATTENDANCE

        In fiscal year 1997, the Board of Directors held two formal meetings and all directors attended both meetings. Neither the Compensation Committee nor the Audit Committee held any formal meetings. However, as permitted under Delaware law, the Board of Directors, the Compensation Committee and the Audit Committee took actions by unanimous written consent in lieu of meetings.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES IDENTIFIED ABOVE.


                       II. PROPOSAL TO APPROVE AMENDMENT
                     TO THE 1996 OMNIBUS STOCK OPTION PLAN

        The Company's 1996 Omnibus Stock Option Plan (the "Option Plan") was adopted in order to offer incentives and awards to those persons who are key to the Company's growth, development and financial success. In light of the Company's continued growth, the Board of Directors believes that the number of shares remaining for issuance under the Option Plan is insufficient to provide adequately for participation by the increased number of eligible employees, directors and consultants to whom the Compensation Committee would consider granting options during future periods. The Board of Directors has adopted an amendment to the Option Plan to increase the number of shares available for issuance under the Option Plan by an additional 450,000 shares of Common Stock, bringing the total number of shares available for issuance under the Option Plan to 900,000 shares of Common Stock.

SUMMARY OF PLAN

        The Option Plan permits the grant of options to directors, officers, employees, agents and consultants of the Company. The Option Plan combines the features of an incentive and a nonqualified stock option plan, a stock award plan and a stock appreciation rights ("SAR") plan.

        The Option Plan provides for the granting of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options. Non-qualified stock options may be granted to employees, directors and consultants of the Company, while Incentive Stock Options may be granted only to employees. The Option Plan is administered by the Board of Directors, which determines the terms and conditions of the options granted under the Option Plan, including the exercise price, number of shares subject to the option and the exercisability thereof. The Board of Directors may delegate administration of the Option Plan to the Compensation Committee thereof. The Option Plan was approved by the sole stockholder of the Company as of June 22, 1996. The Option Plan was amended and restated in April 1997 in order to make certain technical modifications thereto and was further amended by the Board of Directors in June 1997 to increase the number of shares of Common Stock reserved for issuance thereunder to 900,000 shares.

        The exercise price of all Incentive Stock Options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant, and must be 110.0% of fair market value when granted to a 10.0% or more stockholder. The exercise price of all non-qualified stock options granted under the Option Plan shall be not less than 85.0% of the fair market value of the Common Stock on the date of grant. The term of all options granted under the Option Plan may not exceed ten years, except the term of Incentive Stock Options granted to a 10.0% or more stockholder may not exceed five years. The Option Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

        The Option Plan provides for the award of SARs. A SAR is an incentive award that permits the holder to receive (per share covered thereby) the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted or at such date as the Compensation Committee designates. The Compensation Committee may grant SARs independently, in addition to, or in tandem (such that the exercise of the SAR or related stock option will result in forfeiture of the right to exercise the related stock option or SAR for an equivalent number of shares) with a stock option award.

        The Option Plan provides the Board of Directors or the Compensation Committee with the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with the Company, all unvested options terminate and are no longer exercisable. Vested non-qualified options remain exercisable for a period not to exceed three months following the termination date.

        The Option Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all of the Company's assets, any outstanding unvested option shall become immediately exercisable as of the date of such agreement. Upon the consummation of the merger or sale of assets, the successor corporation shall assume such options or substitute another substantially identical option therefor.

        As of June 30, 1997, a total of 407,500 nonqualified and Incentive Stock Options were outstanding, with exercise prices ranging from $5.95 to $10.45. Of such outstanding options, 302,500 were exercisable on such date. Also as of June 30, 1997, there were no SARs outstanding. On October 8, 1997, 301,000 Incentive Stock Options were granted pursuant to the Option Plan and the amendment. If shareholders do not approve the amendment to the Option Plan, Incentive Stock Options granted pursuant to the amendment may be disqualified from favorable tax treatment.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 OMNIBUS STOCK OPTION PLAN WHICH INCREASES THE NUMBER OF SHARES AVAILABLE PURSUANT TO THE PLAN BY AN ADDITIONAL 450,000 SHARES.

                          III.  SELECTION OF AUDITORS

        The firm of Ehrhardt Keefe Steiner & Hottman P.C. has examined the financial statements of the Company from inception through June 30, 1997. Subject to shareholder approval, Ehrhardt Keefe Steiner & Hottman P.C. has been re-appointed by the Board of Directors to serve as the Company's independent auditors for the ensuing fiscal year. Representatives of Ehrhardt Keefe Steiner & Hottman P.C. are expected to be present at the Annual Meeting with the opportunity to make a statement if it is their desire to do so, and will be available to respond to appropriate questions from shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF EHRHARDT KEEFE STEINER & HOTTMAN P.C. AS INDEPENDENT AUDITORS FOR THE COMPANY.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission, The Nasdaq Stock Market, Inc. and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file, or late filing, of such reports. Based solely on the Company's review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and written representations with respect to filing of such Forms, the Company is aware that a Form 4 to report the open market purchase of 3,000 shares of Common Stock was not timely filed by Mr. William S. Cobb, an executive officer of the Company. Such omitted report was filed with the Securities and Exchange Commission as soon as Mr. Cobb became aware of the omission.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In June 1995, Granite Financial, LLC entered into a Lease Sale Agreement with Heartland Bank, St. Louis, Missouri. The Lease Sale Agreement called for Heartland Bank to purchase leases from Granite Financial, LLC at a price which was equal to the remaining cash flows of the leases purchased (including residual equipment values), discounted to present value at an 11.5% per annum rate. Lease sales were made in accordance with schedules prescribed by the Lease Sale Agreement. The Lease Sale Agreement provided that the sale of leases was on a non-recourse basis to the Company with the exception of any leases under which a first payment default occurred. The Lease Sale Agreement also provided that, in the event of any shortfall in the aggregate estimated value of residual equipment value of the equipment underlying the leases, Heartland Bank would have recourse to the Company to the extent of any such shortfall, but only with respect to those leases without firm buy-out obligations on the part of the lessees. From June 1995 to March 1996, Heartland Bank purchased leases with a face amount of approximately $16.0 million from Granite Financial, LLC. Immediately prior to the execution of the Lease Sale Agreement, Heartland Bank had entered into a letter of intent with Granite Financial, LLC pursuant to which Heartland Bank had committed to purchase an ownership interest in Granite Financial, LLC, subject to the satisfaction of certain conditions.

        In January 1996, Heartland Leasing, a wholly-owned subsidiary of Heartland Bank, closed a purchase agreement with the members of Granite Financial, LLC, Laurence A. Schiffer and Andrew S. Love, Jr., pursuant to which Heartland Leasing purchased an interest in Granite Financial, LLC equal to

45% of the total outstanding membership interests of Granite Financial, LLC. Concurrently with such purchase, Messrs. Schiffer and Love became members of the board of managers of Granite Financial, LLC. In connection with the purchase of such membership interests by Heartland Leasing, Messrs. Wehner and Lewis and Heartland Leasing entered into an agreement granting each other the right of first refusal to purchase any membership interests any of them proposed to sell on substantially the same terms as a potential third-party offer. Such right of first refusal was extinguished by agreement of the parties on the date of the Company's initial public offering.

        In April 1996, Granite Financial, LLC and Heartland Bank entered into a lease purchase agreement ("Lease Purchase Agreement"), pursuant to which Granite Financial, LLC repurchased approximately $16.0 million in leases previously sold to Heartland Bank under the Lease Sale Agreement. The Lease Purchase Agreement provided for price and discount terms which were identical to the price and discount terms contained in the Lease Sale Agreement.
However, Heartland Bank received the income from payments under the leases during the period from the date of sale to Heartland Bank until consummation of the Lease Purchase Agreement. Granite Financial, LLC repurchased the leases from Heartland Bank in order to facilitate its first securitization which was completed in April 1996. The terms of the Lease Purchase Agreement were negotiated on behalf of Granite Financial, LLC by Mr. Wehner and approved by Messrs. Wehner and Lewis. Neither of Messrs. Schiffer or Love participated in the approval of the Lease Purchase Agreement by Granite Financial, LLC. Although Granite Financial, LLC did not secure an independent determination of the fairness and reasonableness of such transaction, and believed that individual leases could have been purchased from unaffiliated third parties at a price more favorable than that negotiated with Heartland Bank, the Company's disinterested directors believed that the Company could not have purchased a similarly sized lease portfolio with comparable delinquency and charge-off performance on terms more favorable than that negotiated with Heartland Bank.

        Subsequent to the closing of the April 1996 asset securitization and until completion of the initial public offering in October 1996, the Company continued to sell leases to Heartland Bank in the ordinary course of business on identical terms to the leases sold from June 1995 to March 1996. The sale of these leases includes a stream of payments and any residual equipment value under the leases. However, in the event that estimated residual equipment value is less than projected by the Company, Heartland Bank will have recourse to the Company to the extent of any shortfall in the aggregate residual equipment value estimated by the Company, but only with respect to those leases without firm buy- out obligations on the part of lessees and with respect to the entirety of the purchase price of leases experiencing a first payment default.

        In September 1996, Messrs. Wehner and Lewis and Heartland Leasing advanced an aggregate of $300,000 to Granite Financial, LLC. The advances were evidenced by promissory notes in the amounts of $57,000 and $108,000 to Messrs. Wehner and Lewis, respectively, and in the amount of $135,000 to Heartland Leasing. The promissory notes were unsecured, accrued interest at the rate of 11.0% per annum, and were repaid out of the proceeds of the initial public offering.

        William S. Cobb, the Senior Vice President of Corporate Development and Chief Financial Officer of the Company, has been employed by the Company since its inception. Until September 1996, Mr. Cobb devoted approximately 50% of his time to the operations of the Company. From February 1995 to September 1996, Mr. Cobb's salary was paid in full by the JELTEX group of companies, of which James E. Lewis, a director and principal stockholder of the Company, is a director and principal stockholder. The Company has reimbursed the JELTEX group of companies $76,000 paid to Mr. Cobb on the Company's behalf.

        Granite Financial, LLC was formed as a limited liability company in order to permit its members to recognize certain tax benefits, including the taxation of earnings at the member level, as opposed to both the corporate and stockholder level. In connection with completion of the initial public offering, the Company was reorganized from a limited liability company to a C Corporation under the Code. The board of managers of Granite Financial, LLC declared a distribution of $111,000 payable to the members of Granite Financial, LLC immediately prior to the initial public offering (the "Distribution"). The Distribution was equal to tax liabilities as a result of income deemed received by certain of the members of Granite Financial, LLC prior to the date of the initial public offering. A portion of the net proceeds received by the Company from the initial public offering was used to pay the Distribution.


                                 ANNUAL REPORT

        The Annual Report to Shareholders for the fiscal year ended June 30, 1997 is being sent to all shareholders with this Proxy Statement. The Annual Report to Shareholders does not form any part of the material for the solicitation of any Proxy. The Annual Report to Shareholders contains the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997 as filed with the Securities and Exchange Commission.


                             SHAREHOLDER PROPOSALS

        Shareholders who intend to submit proposals for inclusion in the Proxy Statement relating to the year ending June 30, 1998 must do so by sending the proposal and supporting statements, if any, to the Company no later than June 27, 1998. Such proposals should be sent to the attention of the Corporate Secretary, Granite Financial, Inc., 16100 Table Mountain Parkway, Suite A, Golden, Colorado 80403.


                                 OTHER MATTERS

        Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or person acting under the Proxy.

                            GRANITE FINANCIAL, INC.
         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 17, 1997

  KNOW ALL MEN BY THESE PRESENTS: that the undersigned shareholder of Granite Financial, Inc. (the "Company") hereby constitutes and appoints William W. Wehner and James E. Lewis, or either of them, as attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held December 17, 1997, and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting of Shareholders and Proxy Statement dated October 24, 1997, receipt of which is acknowledged.

1. TO CONSIDER AND ACT UPON A PROPOSAL TO ELECT MESSRS. WILLIAM W. WEHNER, JAMES E. LEWIS, LAURENCE A. SCHIFFER, ANDREW S. LOVE, JR. AND SAMUEL R. FREEMAN AS DIRECTORS TO HOLD OFFICE FOR ONE-YEAR TERMS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

       [ ]  FOR ELECTION OF ALL NOMINEES (except as shown below)

            Instruction: To withhold authority to vote for any individual nominee, strike through the nominee's name below.

       [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

                   WILLIAM W. WEHNER
                   JAMES E. LEWIS
                   LAURENCE A. SCHIFFER
                   ANDREW S. LOVE, JR.
                   SAMUEL R. FREEMAN

2. TO CONSIDER AND ACT UPON AN AMENDMENT TO THE COMPANY'S 1996 OMNIBUS STOCK PLAN TO PERMIT THE ISSUANCE OF AN ADDITIONAL 450,000 SHARES OF COMMON STOCK PURSUANT TO THE PLAN.

            [ ]    FOR AMENDMENT
            [ ]    AGAINST AMENDMENT
            [ ]    ABSTAIN

3. TO RATIFY THE APPOINTMENT OF EHRHARDT KEEFE STEINER & HOTTMAN P.C. AS AUDITORS OF THE COMPANY.

            [ ]    FOR RATIFICATION
            [ ]    AGAINST RATIFICATION
            [ ]    ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS THEREOF.

            [ ]    AUTHORIZED TO VOTE
            [ ]    ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2 AND 3 AND THE PROXY HOLDERS WILL VOTE ON ANY PROPOSAL UNDER 4 IN THEIR DISCRETION AND IN THEIR BEST JUDGMENT.

Please mark, date, and sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




  Dated:
        --------------------------        --------------------------------------
                                          Signature:



  Dated:
        --------------------------        --------------------------------------
                                          Signature if held jointly